EXHIBIT 23.1

Consent of Independent Auditors

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of DATATRAK International, Inc., for the registration of 657,625 shares of its common stock and to the incorporation by reference therein of our report dated January 31, 2003 (except for Note 18, as to which the date is March 26, 2003), with respect to the consolidated financial statements of DATATRAK International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
August 29, 2003